Exhibit 99.1

Osiris Therapeutics Provides Update on Phase II Trial Evaluating PROCHYMAL™ for the Treatment of Acute Graft vs. Host Disease

Data to be featured at the 48th Annual Meeting of the American Society of Hematology

BALTIMORE, Maryland — December 9, 2006 — Osiris Therapeutics, Inc. (NASDAQ:OSIR) announces follow-on data for its ongoing Phase II trial evaluating PROCHYMAL for the treatment of acute Graft vs. Host Disease.  The study found that patients were twice as likely to have total clinical resolution of their disease when PROCHYMAL was added to steroid therapy, compared to reported results for steroids alone.  Furthermore, patients experiencing this complete response had a survival rate of over 90% at day 120.  The data will be featured during a poster presentation at the 48th Annual Meeting of the American Society of Hematology.

Graft vs. Host Disease or GVHD is a life threatening immunological reaction that occurs in certain patients who have received a bone marrow transplant. GVHD is a form of rejection in which immune cells from the donated bone marrow attack the recipient’s own organs and tissues. There are no approved treatments for GVHD. As a result, it is one of the leading causes of death in bone marrow transplant patients.

The Phase II trial is a randomized, prospective, open label trial, being conducted at 16 leading cancer centers in the US. In addition to standard care including steroids, patients were given two infusions of PROCHYMAL, three days apart at the onset of moderate to severe (grades II-IV) GVHD. Endpoints of the study include response of GVHD to treatment with PROCHYMAL, survival, and the safety and tolerability of the drug.

A total of 32 patients were enrolled in the trial with 31 available for evaluation.  As previously reported, 29 of 31, or 94% responded after receiving two infusions of PROCHYMAL, with 23 patients, or 74% achieving a complete response, meaning the patients had experienced total clinical resolution of the disease.  Six patients, or 19% had a partial response and 2 patients, or 6% did not respond.  A study previously published in Biology of Blood and Marrow Transplantation (MacMillan et al, 2002) evaluated 443 patients with acute GVHD, grades II-IV, and found that only 35% of patients had a complete response to steroids by day 28.

There were a total of 8 patient deaths during the first 120 days following treatment.  None of the deaths were attributed to PROCHYMAL.  Patients experiencing a complete response rate by day 28 had a statistically significant improvement in survival as compared to patients experiencing a partial or non-response (91.3% survival vs. 25% survival, p < 0.001).  Overall survival for the study was 74% at day 120.

“In this trial, approximately twice the number of patients achieved a complete response when given PROCHYMAL as we would expect with steroids alone,” Hans Klingemann, M.D., Ph.D., Director, Bone Marrow and Hematopoietic Cell Transplant Program, Tufts New England Medical Center.  “But what is most important is that this improvement in response carried over into high survival rates.”

In the study, 22 of the 31, or 71% of the patients received only PROCHYMAL and steroids for the treatment of GVHD.  In this group there were only two deaths reported by day 120. One was the result of an accidental fall and the other was related to the relapse of the patient’s underling disease.  Importantly, there were no deaths from infection.  Nine patients received 2nd line therapeutic agents for GVHD in addition to treatment with PROCHYMAL.  Only 3 of the 9 patients in this group survived to day 120.  Four patients in this group died from infection and 2 died from pulmonary complications.  Patients spared additional second line treatments for GVHD had significantly improved rates of survival at 120 days (90.9% vs. 33%, p=0.001).

“In this study, many of the patients who received additional immunosuppressive therapies developed severe complications associated with these treatments, such as infection, said Rod Monroy, Ph.D., Sr. Director for PROCHYMAL.  “We were pleased to see that we could achieve higher complete response rates with PROCHYMAL, without the mortality that often arises as a result of more aggressive immunosuppression.”

“We are very optimistic about the survival data that continues to emerge from this study,” said C. Randal Mills, Ph.D., President and CEO of Osiris.  “The American Society for Hematology provides an excellent opportunity for us to share this exciting information with our physician investigators conducting the ongoing Phase III trial.  We also wanted to make sure that interested parties who are not able to attend the conference had access to this additional data.”

The information contained within this release will be the focus of the poster session being held Monday, December 11th.  Due to the early filing deadline for the conference, the abstract published in the conference proceedings was compiled from an analysis of preliminary data.  As a result, the abstract does not reflect the current status of the trial.  An electronic version of the poster will be available for review on our website at www.Osiris.com starting Monday, December 11, 2006.

PROCHYMAL is a preparation of mesenchymal stem cells specially formulated for intravenous infusion. The stem cells are obtained from the bone marrow of healthy adult donors. PROCHYMAL is currently being evaluated in a double-blind, placebo controlled Phase III study for the treatment of GVHD. The ongoing Phase III study for GVHD is anticipated to be the final trial before the product is submitted to FDA, Canadian and European regulatory agencies for full approval. PROCHYMAL has been granted both Fast Track and Orphan Drug status by FDA for GHVD. FDA established the Fast Track program to accelerate the development of drugs that show promise for treating life-threatening conditions. Orphan Drug designation provides incentives to companies that develop drugs for underserved patient populations. PROCHYMAL is also being evaluated for the treatment of Crohn’s Disease and has completed a Phase II trial, which demonstrated positive results, including a significant reduction in the Crohn’s Disease Activity Index.

GVHD is a T-cell mediated inflammatory process that results in high levels of pro-inflammatory chemical signals called cytokines. These cytokines cause the unbalanced activation of certain immune cells that results in tissue damage. Delivered intravenously, PROCHYMAL is able to target areas of active inflammation. Laboratory data indicates that PROCHYMAL is able to down-regulate the production of pro-inflammatory cytokines, including tumor necrosis factor-alpha or TNF-alpha and interferon-gamma. Additional data indicates that PROCHYMAL up-regulates the production of beneficial anti-inflammatory cytokines, specifically interleukin-10 and interleukin-4. When the stem cells found in PROCHYMAL are delivered into an inflammatory environment, they appear to change the course of the disease by altering the cytokine secretion profile of the dendritic and T cell subsets, thereby resulting in a shift from a pro-inflammatory to an anti-inflammatory state and arresting disease progression. Furthermore, it is believed that PROCHYMAL facilitates the repair of previously damaged tissue through the secretion of growth factors that promote tissue regeneration.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is a leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas. Osiris currently markets and sells Osteocel® for regenerating bone in orthopedic indications. Prochymal™ is in Phase 3 clinical trials and is the only stem cell therapeutic currently designated by FDA as both an Orphan Drug and Fast Track product. The Company’s pipeline of internally developed biologic drug candidates under evaluation also includes Chondrogen™ for regenerating cartilage in the knee, and Provacel™, for repairing heart tissue following a heart attack. Osiris is a fully integrated company, having developed stem cell capabilities in research and development, manufacturing, marketing and distribution. Osiris has developed an extensive intellectual property portfolio to protect the company’s technology in the United States and a number of foreign countries including 46 U.S. and 164 foreign patents owned or licensed.  More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

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For additional information, please contact Erica Elchin at 410.522.5005, extension 610